                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               VECTOR GROUP LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               VECTOR GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 4, 2001

To the Stockholders of Vector Group Ltd.:

     The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 4, 2001 at 2:00 p.m. local time, and at any postponement or adjournment thereof, for the following purposes:

          1. To elect five directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

          2. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of Common Stock of the Company at the close of business on April 17, 2001 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 25, 2001 to June 4, 2001, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are enclosed herewith.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          -----------------------------------
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors
Miami, Florida
April 30, 2001

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                               VECTOR GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors of Vector Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 4, 2001, at 2:00 p.m. local time, and at any postponement or adjournment. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock of the Company at the close of business on April 17, 2001 is entitled to notice of the meeting and any adjournments or postponements and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 25,667,018 shares of Common Stock. This proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are first being mailed to stockholders on or about May 4, 2001.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board's nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the record date, the beneficial ownership of the Company's Common Stock, the only class of voting securities, by:

     - each person known to the Company to own beneficially more than five percent of the Common Stock;

     - each of the Company's directors and nominees;

     - each of the Company's named executive officers (as such term is defined in the Summary Compensation Table below); and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

                                                              NUMBER OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES          CLASS
------------------------------------                          ----------      ----------
Bennett S. LeBow(1)(7)(9)...................................  11,098,199        41.0%
AIF II, L.P. and Lion Advisors, L.P.(2).....................  2,638,280          9.8%
  Two Manhattanville Road
  Purchase, NY 10577
Richard S. Ressler(3).......................................  2,012,060          7.8%
  Orchard Capital Corporation
  10960 Wilshire Boulevard
  Los Angeles, CA 90024
Artemis America Partnership(4)..............................  1,929,667          7.3%
Artemis Finance Inc.
Artemis S.A.
  c/o RL & F Securities Corporation
  One Rodney Square
  Wilmington, DE 19801
High River Limited Partnership(5)...........................  1,735,445          6.8%
Riverdale LLC
Carl C. Icahn
  100 South Bedford Road
  Mt. Kisco, NY 10549
Howard M. Lorber(6)(7)(9)...................................  1,507,080          5.6%
Robert J. Eide(7)(8)........................................     24,609            (*)
  Aegis Capital Corp.
  70 East Sunrise Highway
  Valley Stream, NY 11581
Jeffrey S. Podell(7)(8).....................................     25,549            (*)
  182 Gannet Court
  Manhasset, NY 11030
Jean E. Sharpe(7)(8)........................................     14,524            (*)
  462 Haines Road
  Mt. Kisco, NY 10549
Richard J. Lampen(9)(10)....................................    143,360            (*)
Marc N. Bell(9)(10).........................................     55,125            (*)
Ronald J. Bernstein(11).....................................         --            --
  Liggett Group Inc.
  100 Maple Lane
  Mebane, NC 27302
Ronald S. Fulford(12).......................................    262,500          1.0%
All directors and executive officers as a group (9
  persons)..................................................  13,130,946        45.6%

---------------

 (*) The percentage of shares beneficially owned does not exceed 1% of the
     Common Stock.
 (1) Includes 1,287,727 shares of the Company's Common Stock held by LeBow Limited Partnership, a Delaware limited partnership, 7,938,000 shares held by LeBow Gamma Limited Partnership, a Nevada limited partnership, 494,347 shares held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, and 1,378,125 shares acquirable by LeBow Epsilon 1999 Limited Partnership, a Delaware limited partnership, as assignee of Mr. LeBow, upon exercise of currently exercisable options to purchase Common Stock. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock held or acquirable by the partnerships. Of the shares held by LeBow Limited Partnership, 917,059 shares are pledged to US Clearing Corp. to secure a margin loan to Mr. LeBow. LeBow Holdings, Inc., a Nevada corporation, is the general partner of LeBow Limited Partnership and is the sole stockholder of LeBow Gamma Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. LeBow Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of LeBow Epsilon 1999 Limited Partnership. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings Inc., a director and officer of LeBow Gamma Inc. and the sole member and manager of LeBow Epsilon 1999 LLC. Mr. LeBow and family members serve as directors and executive officers of the foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the foundation with respect to the foundation's shares of Common Stock.
 (2) Based upon Amendment No. 3 to Schedule 13D dated September 30, 1999, filed by the named entities. Includes 1,275,040 shares issuable upon exercise of warrants to purchase Common Stock expiring March 3, 2003 which are currently exercisable.
 (3) Based upon Amendment No. 6 to Schedule 13D dated April 15, 1998, filed by the named individual.
 (4) Based on Amendment No. 2 to Schedule 13D dated July 10, 2000, filed by the named entities. Artemis Finance Inc. and Artemis S.A. are the general partners of Artemis America Partnership. Includes 929,960 shares issuable upon exercise of warrants to purchase Common Stock expiring March 3, 2003 which are currently exercisable.
 (5) Based upon Amendment No. 1 to Schedule 13D dated October 7, 1998, filed by the named entities. Riverdale LLC is the general partner of High River Limited Partnership and is wholly owned by Mr. Icahn.
 (6) Includes 203,962 shares of the Company's Common Stock held by Mr. Lorber, 16,868 shares held by the Lorber Charitable Fund, a New York not-for-profit corporation, and 1,286,250 shares acquirable by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, as assignee of Mr. Lorber, upon exercise of currently exercisable options to purchase Common Stock. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock acquirable by the partnership. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is general partner of Lorber Epsilon 1999 Limited Partnership. Mr. Lorber is the sole member and manager of Lorber Epsilon 1999 LLC. Mr. Lorber and family members serve as directors and executive officers of the charitable fund, and Mr. Lorber possesses shared voting power and shared dispositive power with the other directors of the fund with respect to the fund's shares of Common Stock.
 (7) The named individual is a director of the Company.
 (8) Includes 3,499 shares issuable upon exercise of currently exercisable options to purchase Common Stock.
 (9) The named individual is an executive officer of the Company.
(10) Represents shares issuable upon exercise of currently exercisable options to purchase Common Stock.
(11) The named individual is an executive officer of the Company's subsidiary Liggett Group Inc.
(12) The named individual was an executive officer of the Company's subsidiary Vector Tobacco (USA) Ltd. who retired effective January 1, 2001. Includes 262,500 shares issuable upon exercise of currently exercisable options to purchase Common Stock.

     In addition, by virtue of his controlling interest in the Company, Mr. LeBow may be deemed to own beneficially the securities of the Company's subsidiaries, including BGLS Inc., Liggett and New Valley Corporation. The disclosure of this information should not be construed as an admission that Mr. LeBow is the beneficial owner of any securities of the Company's subsidiaries under Rule 13d-3 of the Securities Exchange Act of 1934 or for any other purpose, and beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries, except for Mr. Lorber who owns 720,037 common shares of New Valley and 36,112 warrants to purchase New Valley common shares and holds options to acquire 65,333 New Valley common shares and 584,000 warrants.

                      NOMINATION AND ELECTION OF DIRECTORS

     The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at five. The present term of office of all directors will expire at the annual meeting. Five directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

NAME AND ADDRESS                            AGE               PRINCIPAL OCCUPATION
----------------                            ---               --------------------
Bennett S. LeBow.......................     63      Chairman of the Board and Chief
  Vector Group Ltd.                                 Executive Officer
  100 S.E. Second Street
  Miami, FL 33131

Howard M. Lorber.......................     52      President and Chief Operating Officer
  Vector Group Ltd.
  100 S.E. Second Street
  Miami, FL 33131

Robert J. Eide.........................     48      Chairman and Treasurer, Aegis Capital
  Aegis Capital Corp.                               Corp.
  70 E. Sunrise Highway
  Valley Stream, NY 11581

Jeffrey S. Podell......................     60      Chairman of the Board and President,
  182 Gannet Court                                  Newsote, Inc.
  Manhasset, NY 11030

Jean E. Sharpe.........................     54      Private Investor
  462 Haines Road
  Mt. Kisco, NY 10549

     Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

BUSINESS EXPERIENCE OF NOMINEES

     BENNETT S. LEBOW has been Chairman of the Board and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been

Chairman of the Board and Chief Executive Officer of BGLS, a wholly-owned subsidiary of the Company, which directly or indirectly holds the Company's equity interests in several private and public companies. Mr. LeBow has been a director of Liggett, a subsidiary of the Company engaged in the manufacture and sale of cigarettes in the United States, since June 1990. Mr. LeBow has been Chairman of the Board of New Valley, a majority-owned subsidiary of the Company principally engaged in the investment banking and brokerage business and the real estate business in Russia, since January 1988 and Chief Executive Officer since November 1994.

     HOWARD M. LORBER has been President and Chief Operating Officer of the Company and BGLS since January 2001. Since November 1994, Mr. Lorber has served as President and Chief Operating Officer of New Valley, where he also serves as a director. Mr. Lorber has been Chairman of the Board and Chief Executive Officer of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates since 1975. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan's Famous, Inc., a chain of fast food restaurants; a consultant to the Company and Liggett from January 1994 to January 2001; a director and member of the Audit Committee of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and a director and member of the Audit Committee of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994.

     ROBERT J. EIDE has been a director of the Company and BGLS since November 1993. Mr. Eide has been the Chairman and Treasurer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain.

     JEFFREY S. PODELL has been a director of the Company and BGLS since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989.

     JEAN E. SHARPE has been a director of the Company and BGLS since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.

BOARD OF DIRECTORS AND COMMITTEES

     During 2000, the board held five meetings. During 2000, the executive committee (currently composed of Messrs. Eide and LeBow) did not meet, while the compensation committee (currently composed of Messrs. Eide and Podell) met once and the audit committee (currently composed of Messrs. Eide and Podell and Ms. Sharpe) met four times. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held during such period. The Company does not have a nominating committee.

     The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company.

     The audit committee reviews the services to be performed by the Company's independent accountants, makes recommendations regarding the engagement of the independent accountants and reviews the quarterly and year-end financial statements of the Company with management and the independent accountants. See "Audit Committee Report."

     The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company's 1998 and 1999 Long-Term Incentive Plans.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2000, the Company's Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "named executive officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                   ANNUAL COMPENSATION              ---------------
                                         ----------------------------------------     SECURITIES
            NAME AND                                               OTHER ANNUAL       UNDERLYING         ALL OTHER
       PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS(#)      COMPENSATION($)
       ------------------         ----   ---------    ---------   ---------------   ---------------   ---------------
Bennett S. LeBow................  2000   3,527,282(2)  916,369(3)      67,085(4)              --           536,560(5)
  Chairman of the Board           1999   3,739,501(2) 1,043,700(3)      56,946(4)      1,575,000           477,000(5)
  and Chief Executive Officer     1998   3,391,601(2)  834,960(3)          --          2,756,250            25,192(5)

Richard J. Lampen(6)............  2000     750,000          --             --                 --
  Executive Vice President        1999     750,000          --             --            105,000
                                  1998     750,000     750,000             --                 --

Marc N. Bell(7).................  2000     300,000     100,000             --                 --
  Vice President, General         1999     300,000          --             --             52,250
  Counsel and Secretary           1998     300,000     300,000             --                 --

Ronald J. Bernstein(8)..........  2000     533,333      81,958         62,423(9)         262,500         4,000,000(10)
  President and Chief
  Executive Officer of Liggett

Ronald S. Fulford(11)...........  2000     650,000          --         83,864(12)             --
  President and Chief             1999     650,000          --         83,803(12)        262,500
  Executive Officer of            1998     425,000     425,000         83,112(12)             --
  Vector Tobacco

---------------

 (1) Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.
 (2) Includes salary paid by New Valley of $2,000,000 per year.
 (3) Includes payments equal to 10% of Mr. LeBow's base salary from the Company ($152,728 in 2000, $173,950 in 1999 and $139,160 in 1998) in lieu of certain other executive benefits.
 (4) Represents an allowance paid by New Valley to an entity affiliated with Mr. LeBow for lodging and related business expenses.
 (5) Represents premiums paid by the Company under collateral assignment split-dollar insurance agreements covering the life of Mr. LeBow entered into by the Company commencing in December 1998. For a period of ten years, the Company will advance the amount of the annual premiums on the policies, less the maximum permitted borrowings under the policies. Upon surrender of the policies or payment of the death benefits, the Company is entitled to repayment of all premiums paid by it.
 (6) The table reflects 100% of Mr. Lampen's salary and bonus, all of which are paid by New Valley, and includes a bonus of $500,000 awarded by the Company for 1998. Of Mr. Lampen's salary and bonus from New Valley, 25% of his salary (or $187,500 per year), and all of the 1998 bonus from the Company, have been reimbursed to New Valley by the Company.
 (7) The table reflects 100% of Mr. Bell's salary and bonus, all of which are paid by the Company. Of Mr. Bell's salary and bonus from the Company, $150,000 in 2000, $150,000 in 1999 and $200,000 in 1998 have been reimbursed to the Company by New Valley.
 (8) Effective September 1, 2000, Mr. Bernstein was appointed President and Chief Executive Officer of Liggett Group Inc. Previously Mr. Bernstein had served as President of Western Tobacco Investments LLC which held the Company's ownership interests in Liggett-Ducat Ltd.
 (9) Represents automobile allowance, relocation expense and group term life insurance provide to Mr. Bernstein.

(10) Represents a commission paid to Mr. Bernstein in connection with the sale of Western Tobacco Investments equal to one-percent of the aggregate sales price.
(11) Effective January 1, 2001, Mr. Fulford retired due to personal health reasons from all his positions with the Company and its subsidiaries.
(12) Represents an automobile allowance, living allowance and group term life insurance provided to Mr. Fulford.

     The following table sets forth all grants of stock options to the named executive officers during 2000.

                          STOCK OPTION GRANTS IN 2000

                                                                     PERCENT OF
                                                      NUMBER OF        TOTAL
                                                      SECURITIES      OPTIONS
                                                      UNDERLYING     GRANTED TO      EXERCISE                      GRANT
                                                       OPTIONS      EMPLOYEES IN      PRICE       EXPIRATION    DATE PRESENT
NAME                                                  GRANTED(#)        2000        ($/SHARE)        DATE       VALUE($)(2)
----                                                  ----------    ------------    ----------    ----------    ------------
Ronald J. Bernstein.................................    262,500(1)      46.1%         $13.57       10/26/10       $950,250

---------------

(1) Represents options to purchase shares of Common Stock granted at fair market value on October 26, 2000. Subject to earlier vesting upon death or disability, the options vest and become exercisable as to 25% of the shares on October 26, 2002 and as to an additional 37.5% of the shares on each of October 26, 2003 and October 26, 2004.
(2) The estimated present value at grant date of options granted during 2000 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: volatility of 51.92%, a risk-free rate of 5.69%, an expected life of 10 years, a dividend rate of 7.37%, and no forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

     The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2000. There were no stock options exercised by any of the named executive officers during 2000.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                             OPTIONS AT DECEMBER 31, 2000   OPTIONS AT DECEMBER 31, 2000*
                                             ----------------------------   ------------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                         -----------    -------------   ------------    --------------
Bennett S. LeBow...........................  1,378,125        2,953,125      $9,591,750      $11,340,000
Richard J. Lampen..........................     95,585          248,325      $1,077,243      $ 1,731,823
Marc N. Bell...............................     36,751           89,250      $  414,184      $   472,436
Ronald J. Bernstein........................        -0-          262,500              --      $   588,000
Ronald S. Fulford..........................        -0-          262,500              --               --

---------------

* Calculated using the closing price of $15.81 per share on December 29, 2000 less the option exercise price.

COMPENSATION OF DIRECTORS

     Outside directors of the Company receive $7,000 per annum as compensation for serving as director, $2,500 ($5,000 for the chair) per annum for membership on each of the audit and compensation committees, $1,000 per meeting for each board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of BGLS receives $28,000 per annum as compensation for serving as director, $500 per meeting for each board meeting attended, and $500 for each committee meeting attended. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board of the Company and/or BGLS. The Company also makes available health and dental insurance coverage to its directors.

     In the second quarter of 2001, each outside director of the Company will receive an award of 10,000 shares of Common Stock for services as a director. Subject to earlier vesting upon a change of control (as defined), the shares vest in three equal annual installments commencing on the first anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

     Bennett S. LeBow is a party to an employment agreement with the Company dated February 21, 1992, as amended July 20, 1998. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 2001, Mr. LeBow's annual base salary from the Company was $1,739,501. He is also entitled to an annual bonus for 2001 of $869,750 and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause, he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change of control or in connection with similar events, he would receive a lump sum payment equal to 2.99 times his then current base salary and bonus.

     Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before such anniversary date. As of January 1, 2001, Mr. LeBow's annual base salary from New Valley was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times his then current base salary.

     Richard J. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2001, his annual base salary was $750,000. In addition, the New Valley board of directors may award an annual bonus to Mr. Lampen in its sole discretion. The New Valley Board may increase but not decrease Mr. Lampen's base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Lampen would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Marc N. Bell is a party to an employment agreement with the Company dated April 15, 1994. The agreement had an initial term of two years from April 15, 1994 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 60-day period prior to the termination date. As of January 1, 2001, his annual base salary was $375,000. In addition, the board of directors may award an annual bonus to Mr. Bell in its sole discretion. The Company's board awarded Mr. Bell a bonus of $100,000 for 2000. The board may increase but not decrease Mr. Bell's base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Bell would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Ronald J. Bernstein, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett dated September 1, 2000. As of January 1, 2001, Mr. Bernstein's annual salary was $650,000. Bonus payments are at the sole discretion of the board of Liggett. In case of termination, Mr. Bernstein is covered by Liggett's executive termination policy which provides for 24 months of termination pay at the current salary of an executive, if a senior executive officer's employment is terminated without cause.

     Ronald S. Fulford retired due to personal health reasons as President and Chief Executive Officer of Vector Tobacco effective January 1, 2001. In conjunction with his retirement, Vector Tobacco entered into a severance agreement with him. Among other benefits, Mr. Fulford will receive continued payment of an amount equal to his annual salary of $650,000 through December 31, 2002, and will be entitled to participate through that date, to the extent permitted, in the Company's life, dental and medical insurance programs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, Messrs. Eide, LeBow and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS. Mr. Eide is a stockholder, and serves as the Chairman and Treasurer of Aegis Capital Corp., a registered broker-dealer, that has performed services for New Valley since before January 1, 2000. During 2000, Aegis received commissions and other income in the aggregate amount of approximately $100,000 from New Valley. Aegis, in the ordinary course of its business in 2000, engaged in brokerage activities with Ladenburg, Thalmann & Co. Inc., a subsidiary of New Valley, on customary terms.

     Mr. LeBow is a director of Liggett. He is Chairman of the Board and Chief Executive Officer of New Valley and BGLS. Messrs. Lampen and Lorber, executive officers of the Company and BGLS, are executive officers and directors of New Valley.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and (2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If an employee was hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The plan also provides benefits to disabled participants and to surviving spouses of participants who die before retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan was frozen.

     As of December 31, 2000, none of the named executive officers was eligible to receive any benefits under the retirement plan.

     Under some circumstances, the amount of retirement benefits payable under the retirement plan to some employees may be limited by the federal tax laws. Any benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between Mr. LeBow and each executive. The Company's executive compensation philosophy is:

     - to base management's pay, in part, on achievement of the Company's goals;

     - to provide incentives to enhance stockholder value;

     - to provide competitive levels of compensation, to recognize individual initiative and achievement; and

     - to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries.

     Compensation arrangements for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

     The compensation package of Mr. LeBow was negotiated and approved by the independent members of the Board in February 1992. The compensation of Mr. LeBow is set forth in an employment agreement between Mr. LeBow and the Company and until September 2000 was restricted by the BGLS notes indenture. See "Employment Agreements", above.

     The compensation package of Mr. Bernstein, as President and Chief Executive Officer of Liggett, was negotiated and approved by the board of directors of Liggett in September 2000. See "Employment Agreements", above.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. This section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

     - the compensation is payable solely on account of the attainment of performance goals;

     - the performance goals are determined by a compensation committee of two or more outside directors;

     - the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

     - the compensation committee certifies that the performance goals were met.

     This limitation is applicable to the cash compensation paid by the Company to Mr. LeBow and the other named executives officers in 2000. The effect of the Code Section 162(m) limitation was substantially mitigated by the Company's net operating losses prior to the sale of Western Tobacco Investments in August

2000, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company's alternative minimum tax by up to 2% of such disallowed amount.

     The foregoing information is provided by the compensation committee of the Company.

                                          Robert J. Eide, Chairman
                                          Jeffrey S. Podell

AUDIT COMMITTEE REPORT

     The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Composition and Independence. The audit committee of the board of directors is composed of three independent directors, as defined by New York Stock Exchange rules. The members of the audit committee are Robert J. Eide, Chairman, Jeffrey S. Podell and Jean E. Sharpe.

     Responsibilities. The responsibilities of the audit committee include, among other things, reviewing the services performed and to be performed by the Company's independent accountants, making recommendations regarding the engagement of the independent accountants and reviewing the quarterly and year-end financial statements of the Company with management and the independent accountants. The audit committee operates under a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix A.

     Review with Management and Independent Accountants. In connection with the December 31, 2000 financial statements, the audit committee met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent accountants.

     The audit committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, received the written disclosures and letter from the independent accountants required by Independence Standards Board Statement No. 1, and discussed with the independent accountants, PricewaterhouseCoopers LLP, the firm's independence.

     Based upon its review of the financial statements, its discussions with management and the independent accountants, and the report of the independent accountants to the audit committee, the audit committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission.

     This report is submitted by the audit committee of the Company.

                                          Robert J. Eide, Chairman
                                          Jeffrey S. Podell
                                          Jean E. Sharpe

     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year were $853,700.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers LLP to the Company for financial information systems design and implementation.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the last fiscal year were $360,192. The audit committee has considered whether PricewaterhouseCoopers LLP's independence is compatible with rendering the non-audit services during the last fiscal year.

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the S&P Tobacco Index for the five years ended December 31, 2000. The graph assumes that $100 was invested on December 31, 1995 in the Company's Common Stock and each of the indices, and that all dividends were reinvested.

                                         VECTOR GROUP LTD.           S&P 500               S&P MIDCAP            S&P TOBACCO
                                         -----------------           -------               ----------            -----------
12/95                                           100                    100                    100                    100
12/96                                            58                    123                    119                    126
12/97                                           107                    164                    157                    156
12/98                                           310                    210                    186                    188
12/99                                           208                    253                    214                     93
12/00                                           251                    230                    251                    179

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2000, Howard M. Lorber served as a consultant to the Company and Liggett and received consulting fees of $40,000 per month. Mr. Lorber, who also serves as a director and President of New Valley, was elected President and Chief Operating Officer of the Company in January 2001.

     In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company was reimbursed $344,000 in 2000 under this agreement.

     As of the record date, AIF II, L.P. and an affiliated investment manager, Lion Advisors, L.P., were the beneficial owners of 9.8% of the Common Stock and Artemis America Partnership was the beneficial owner of 7.3% of the Common Stock. Until February 1999, these holders held $97.2 million principal amount of the BGLS senior secured notes. On March 2, 1998, the Company entered into an agreement with these holders (and their transferees) to defer the payment of interest on the BGLS notes held by them. In connection with the agreement, the Company issued to these holders a five-year warrant to purchase 2,205,000 shares of Common Stock at a price of $4.54 per share. The holders were also issued a second warrant expiring

October 31, 2004 to purchase an additional 2,370,375 shares of the Common Stock at a price of $0.10 per share. The second warrant became exercisable on October 31, 1999. During 2000, the second warrant was exercised for cash and the surrender of 7,428 warrants.

     In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P., an affiliate of AIF II, L.P. and Lion Advisors, L.P., organized Western Realty Development LLC to make real estate and other investments in Russia. Western Realty Development made a $30 million participating loan to Western Tobacco Investments LLC, which held the Company's interest in Liggett-Ducat Ltd. As a result of the sale of Western Tobacco Investments in August 2000, the loan was repaid and terminated, and New Valley received $57.2 million of the proceeds from the sale and Apollo received $68.3 million.

     See also "Compensation Committee Interlocks and Insider Participation."

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has been the independent accountants for the Company since December 1986 and will serve in that capacity for the 2001 fiscal year unless the board deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.

                                 MISCELLANEOUS

ANNUAL REPORT

     The Company has mailed, with this proxy statement, a copy of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company's secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2000, all reporting persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders of the Company pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before January 2, 2002 in order to be eligible for inclusion in the Company's proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 20, 2002.

OTHER MATTERS

     All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid to the stockholders of the Company on September 30, 1999 and on September 28, 2000.

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary and reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.

     The board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          -----------------------------------
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors

Dated: April 30, 2001

                                                                      APPENDIX A

                               VECTOR GROUP LTD.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee (the "Committee"). The Committee shall be composed of three directors who are independent of the management of the company and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as Committee members.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     Unless a chairman of the Committee is elected by the board of directors, a majority of the members of the Committee may designate a chairman.

STATEMENT OF POLICY

     The Committee shall provide assistance to the board of directors in fulfilling its responsibility to the stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. In so doing, the Committee should maintain free and open means of communication between the directors, the independent accountants and the financial management of the company.

     The independent accountants are accountable to the board of directors and the Committee who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

MEETINGS

     The Committee shall meet in person or telephonically with management at least four times annually as described below, or more frequently as circumstances dictate. As part of its objective to foster open communication, the entire Committee should meet at least annually with management and the independent accountants at the conclusion of the annual audit.

     The Committee should meet with the independent accountants and management quarterly, prior to the release of earnings and the filing of the Form 10-Q. The chairman may represent the entire Committee for this purpose.

RESPONSIBILITIES

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure to the directors and stockholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of high quality.

     In carrying out these responsibilities, the Committee will:

     - Review the financial statements contained in the annual report to stockholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any significant changes in accounting principles should be reviewed.

     - Consider the independent accountants' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

     - Inquire of management and the independent accountants about significant risks or exposures and consider the steps management has taken to minimize such risk to the company.

     - Consider with the independent accountants and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that are illegal or otherwise improper. The Committee should consider and review any related significant findings and recommendations of the independent accountants and management's responses thereto.

     - Provide sufficient opportunity for the independent accountants to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the company's financial, accounting and auditing personnel and the cooperation that the independent accountants received during the course of the audit.

     - Recommend to the board of directors the selection of the independent accountants, considering independence and effectiveness. The Committee shall obtain a formal written statement on a periodic basis from the independent accountants delineating all relationships the independent accountants have with the company. The Committee shall review and discuss with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the board of directors take appropriate action to in response to the report of the independent accountants to satisfy itself of the independence of the independent accountants.

     - Review, with the company's counsel, any legal matter that could have a significant impact on the company's financial statements.

     - Review and reassess the adequacy of the Committee's charter annually.

     - Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the board of directors.

     - Conduct or authorize investigations into any matters brought to its attention within the scope of its duties, with the power to retain outside counsel and other professionals for this purpose if, in its judgment, that is appropriate.

     - Prepare a report for inclusion in the annual proxy statement that describes the Committee's composition and responsibilities and how they were discharged.

                               VECTOR GROUP LTD.
                                      PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2001 ANNUAL MEETING OF
                       STOCKHOLDERS OF VECTOR GROUP LTD.

         The undersigned stockholder of Vector Group Ltd. (the "Company") hereby constitutes and appoints each of Joselynn D. Van Siclen and Marc N. Bell, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2001 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 4, 2001 at 2:00 p.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

                (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

[x]      PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1.  Election of Directors:

         FOR all nominees named at right (except as indicated to the
             contrary)                                                   [ ]

         WITHHOLD AUTHORITY to vote for all nominees named at right      [ ]

         Nominees: Robert J. Eide, Bennett S. LeBow, Howard M. Lorber,
                   Jeffrey S. Podell and Jean E. Sharpe

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------

         If not otherwise directed, this proxy will be voted FOR the election of the nominees.

         The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.


               Signature _____________________ Date _____________

               Signature _____________________ Date _____________
                           IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give full title as such. If signing for a corporation, please give your title.